EXHIBIT 23

               Consent of Independent Certified Public Accountants
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The Board of Director and Stockholders
Mentor Graphics Corporation:

We consent to incorporation by reference herein of our reports dated February 3, 1998, relating to the consolidated balance sheets of Mentor Graphics Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended December 31, 1997, which reports appear in the December 31, 1997 annual report on Form 10-K of Mentor Graphics Corporation.

                                       KPMG PEAT MARWICK LLP



Portland, Oregon
December 11, 1998